Filed Pursuant to Rule 424b(3)
SEC File Number 333-130979

Pricing Supplement Number “PS-6”
Date: June 26, 2007 (in connection with prospectus originally dated February 9, 2006 and as updated by a post-effective amendment and its prospectus dated November 3, 2006.)

PROSPECTUS

HYPERDYNAMICS CORPORATION

One Sugar Creek Center Blvd., #125
Sugar Land, Texas 77478 voice: (713) 353-9400       fax: (713) 353-9421

8,400,000 Shares of Common Stock

The common stock being offered hereby is, inter alia, common stock acquired from Hyperdynamics Corporation, a Delaware corporation (the “Company”) pursuant to a draw down under the provisions of that certain Investment Agreement (the “Equity Line of Credit”) by and between the Company and Dutchess Private Equities Fund II, L.P. (“Dutchess”).

The description in this Pricing Supplement of the particular terms of the shares of common stock offered hereby supplements, and, to the extent inconsistent with, replaces and should be read in conjunction with the description of the general terms and provisions of the common stock and the Equity Line of Credit set forth in the original prospectus, dated February 9, 2006 and as updated by a post-effective amendment and its prospectus dated November 3, 2006, to which description reference is made hereby. The price per share is based on the lowest closing bid during a pricing period which is the 5 trading days immediately after we deliver a put notice to Dutchess.

Terms used, but not defined, herein have the meanings ascribed to them in the Prospectus.

Purchaser:	Dutchess
Issue date:	June 26 2007
Number of shares issued:	97,000
Purchase price per share:	$2.7645
Net Proceeds to the Company:	$268,082.00